Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made as of this 11th day of November, 2002.

     B E T W E E N:

Zemex Corporation , a corporation incorporated
under the laws of the Province of Ontario

(the “Employer”)

OF THE FIRST PART

- and -

Peter Gillin, of the City Toronto in the Province of Ontario

(the “Employee”)

OF THE SECOND PART

     WHEREAS the Employer has agreed to employ the Employee in the position of Chief Executive Officer on a transitional basis and the Employee has agreed to accept such employment, subject to the terms and conditions contained in this Agreement;

     AND WHEREAS the Employer and the Employee wish to record the terms and conditions with respect to the employment relationship between them;

     NOW, THEREFORE, it is agreed:

ARTICLE 1 — ENGAGEMENT

1.1	The Employer hereby agrees to engage the services of the Employee, as the Employer’s Chief Executive Officer for the period set out in Article 2 below and the Employee hereby accepts this position subject to and upon the terms and conditions contained in this Agreement.

ARTICLE 2 — TERM

2.1	This Agreement is for a term commencing on November 18, 2002 and ending on May 1, 2003. Unless either party provides written notice to the other party at least one month prior to the end of the term that they do not wish to renew this Agreement, then this Agreement will automatically renew for one further five month term on the same terms and conditions as set out in this Agreement.

ARTICLE 3 — DUTIES

3.1	The Employee shall hold the role of Chief Executive Officer of the Employer. The Employee shall exercise, perform and have those responsibilities, duties and authorities normally associated with the role of Chief Executive Officer.

3.2	The Employee’s primary responsibilities as Chief Executive Officer during the term of this Agreement will be in the following areas:

i.	the day to day running of the Employer’s business;

ii.	assisting in the search for a permanent Chief Executive Officer, including advising the Executive Search Committee of the Board of Directors on that search; and

iii.	assisting in the Employer’s strategic planning exercise in reference to the future direction of the Employer’s business.

3.3	The Employee, in his capacity as Chief Executive Officer, shall be subject to the direction and supervision of the Board of Directors or such individual members of the Board of Directors as may be designated by the Board of Directors.

3.4	The Employee shall comply with all of the rules, regulations and by-laws of the Employer and with all reasonable orders given to him by the Board of Directors, or such individual members of the Board of Directors, as may be designated by the Board of Directors.

3.5	The Employer acknowledges and understands that the Employee has and continues to maintain an active consulting practise. It is understood and agreed that the Employee shall predominantly devote his working hours to the business and affairs of the Employer during the term of this Agreement.

ARTICLE 4 — REMUNERATION

4.1	The Employee shall be paid U.S. $25,000.00 per month for the services to be provided under this Agreement, payable on the last day of every month or in accordance with the Employer’s normal practices.

4.2	The Employee shall be entitled to 3 weeks vacation with pay during the term of the Agreement to be taken at such time or times as are mutually convenient to the Employer and the Employee.

4.3	The Employer and Employee will negotiate the terms of a bonus plan (the “Plan”) to be payable to the Employee on completion of the term of this Agreement. The maximum amounts payable under the bonus plan will be consistent with the bonus plan provided to the current Chief Executive Officer, except that the potential payments will be prorated to reflect a five and one half month term and will be proportionally higher to reflect the fact that the Employee is not entitled to participate in the Employer’s Stock Option or Employee Stock Purchase Plans. The Employee’s entitlement to payments under the Plan will be determined with regard to the Employee’s and Employer’s success in the following areas:

i.	the Employer’s financial performance during the terms of the Agreement;

ii.	any improvements in the Employer’s stock price during the term of the Agreement;

iii.	the success of the Employer in identifying and hiring a permanent Chief Executive Officer during the term of the Agreement;

iv.	the Employer’s strategic planning exercise in reference to the future direction of the Employer.

4.4	The Employer shall pay all necessary and reasonable expenses actually and properly incurred by the Employee in furtherance of or in connection with the business of the Employer, including but not limited to, travel, entertainment expenses (whether incurred at the Employee’s offices, while travelling or otherwise) and parking but subject to the Employer’s then current policies regarding reimbursement of business expenses by senior executives. If the Employee pays any such expenses in the first instance, the Employer shall reimburse him therefore, subject to the receipt by the Employer’s Chief Financial Officer of statements and vouchers evidencing these expenses in a form reasonably satisfactory to the Employer.

4.5	The Employee shall be entitled to participate in those benefit plans currently offered to senior executives of the Employer, including but not limited to, medical, life insurance and disability plans, but excluding pension or enhanced pensions plans, on the same terms and conditions offered to senior executives of the Employer. These benefits will not be subject to any waiting periods and will commence as of the first day of this Agreement. Medical and disability plans will continue, to the extent permitted under the Corporation’s plans, for a period of 5 months after the expiration of the term.

ARTICLE 5 — TERMINATION

5.1	The Employer shall be entitled to immediately terminate this Agreement and the Employee’s employment under this Agreement without notice or pay in lieu of notice for any reason that amounts to just cause at common law.

5.2	In the event the Employee’s employment is terminated for any of the reasons set out in Article 5.1, the Employer shall give written notice of termination to the Employee or his legal representative, in accordance with Article 6.1 below, setting out, in summary form, the reasons for termination.

5.3	Notwithstanding Articles 2.1. and 5.1 of this Agreement, if the Employer wishes to terminate this Agreement and the Employee’s employment during the term of the Agreement then it will be obligated to pay to the Employee, in a lump sum payment, all of the remaining amounts owing to him under the Agreement as if he had completed the Agreement.

5.4	If the Employee’s employment is terminated pursuant to Article 5.3, then the Employer shall also continue to maintain all the Employee’s benefits for the lesser of five months or the remainder of the term of this Agreement.

ARTICLE 6 — NOTICE

6.1	Any notice in writing required or permitted to be given to the Employee under this Agreement shall be sufficiently given if delivered to the Employee personally or mailed by registered mail, postage prepaid, addressed to the Employee at his last residential address known to the Employer. Any notice mailed shall be deemed to have been received by the Employee on the third (3rd) business day following the date of mailing. Any notice in writing required or permitted to be given to the Employer under this Agreement shall be sufficiently given if delivered to the Employer at its registered office or mailed by registered mail, postage prepaid, addressed to the Employer at its registered office. Any notice mailed shall be deemed to have been received by the Employer on the third (3rd) business day following the date of mailing.

ARTICLE 7 — GOVERNING LAW

7.1	The provisions of this Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada. Each of the parties to this Agreement irrevocably attorns to the jurisdiction of the courts of the Province of Ontario.

ARTICLE 8 — ENUREMENT

8.1	The provisions of this Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Employee and upon the successors and assigns of the Employer.

ARTICLE 9 — ASSIGNMENT

9.1	This Agreement shall not be assignable by the Employee under any circumstances.

ARTICLE 10 — COMPLETE AGREEMENT

10.1	This Agreement constitutes the entire Agreement between the parties and there are no representations, warranties, covenants, agreements or understandings relative thereto which are not set forth in this Agreement. This Agreement replaces all other agreements, understandings and negotiations whether written or oral, which may have existed between the parties and constitutes the entire agreement between them. No provision of this Agreement shall be effectively amended or waived except in writing signed by the party against whom the amendment or waiver is sought to be enforced.

ARTICLE 11 — SEVERABILITY

11.1	The Employer and the Employee acknowledge and agree that if any of the provisions of this Agreement are determined to be illegal or unenforceable, that provision or provisions shall be severable from this Agreement to the extent of such illegality or unenforceability without affecting the remaining provisions of this Agreement.

ARTICLE 12 — MISCELLANEOUS

12.1	Articles and section headings contained in this Agreement are included solely for convenience and are not intended to be full or accurate descriptions of the contents of the articles and shall not be considered as part of this Agreement.

12.2	Each of the parties hereto may extend the time of performance and waive non performance by any of the other parties to this Agreement of their respective obligations and agreements under this Agreement, but no act and/or failure to act by any of the parties shall be deemed to be an extension or waiver of time and strict performance by the other parties of this Agreement of such obligations and agreements except to the extent of notices given to such of the other parties in writing.

ARTICLE 13 — EMPLOYEE ACKNOWLEDGEMENT

13.1	The Employee acknowledges that:

(a)	he has read and understood this Agreement; and

(b)	he has obtained, or has had the opportunity to obtain, independent legal advice in connection with this Agreement and the provisions in this Agreement.

           IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

SIGNED, SEALED AND DELIVERED	)	ZEMEX CORPORATION
)
)
)
	)	Per:	/s/ Garth A.C. MacRae
)
	)		Name: GARTH A.C. MACRAE
	)		Title: Director
)
)
)
/s/ Lorna D. MacGillivray	)		/s/ R. Peter Gillin

PETER GILLIN